INVESTMENT MANAGERS SERIES TRUST

RULE 12B-1 PLAN in which Advisor
Acts as Distribution Coordinator

Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), this 12b-1 Plan (the "Plan") has been adopted for Advisor Class shares of Victoria 1522 Fund  ( the "Fund") of Investment Managers Series Trust (the "Trust") by a majority of the members of the Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees") at a meeting called for the purpose of voting on this Plan.

In reviewing the Plan, the Board considered the proposed range and nature of payments and terms of the investment advisory agreement between the Trust on behalf of the Fund and Victoria 1522 Investments, LP (the "Advisor") and the nature and amount of other payments, fees and commissions that may be paid to the Advisor, its affiliates and other agents of the Trust.  The Board, including the Independent Trustees, concluded that the proposed overall compensation of the Advisor and its affiliates was fair and not excessive.

In its considerations, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to the Advisor, as the initial “distribution coordinator,” or other firms under agreements with respect to the Fund may be deemed to constitute impermissible distribution expenses.  As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule.  Accordingly, the Board determined that the Plan also should provide that payments by the Fund and expenditures made by others out of monies received from the Fund which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The approval of the Board included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund to which the Plan applies and its shareholders.

1. Compensation.  The Fund will pay to the Advisor , as the Fund’s distribution coordinator, at the end of each calendar month a distribution services fee computed at the annual rate of 0.25% of the average daily net assets attributable to the Advisor Class shares of the Fund.  The Advisor may compensate various financial service firms ("Firms") in accordance with the provisions of the Trust's Distribution Agreement (the "Distribution Agreement") for sales of shares at the fee levels provided in the Fund's prospectus from time to time.   The Advisor may pay other commissions, fees or concessions to financial services firms (“Firms”), and may pay them to others in its discretion, in such amounts as the Advisor may determine from time to time.  The distribution services fee shall be based upon average daily net assets of the Fund attributable to Advisor Class shares and such fee shall be charged only to that Class.  For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the distribution services fee set forth herein on the basis  of the number of days that the Plan, and any agreement related to the Plan is in effect during the month and year, respectively.

2. Services Covered by the Plan.  The fee paid under Section 1 of the Plan is intended to compensate the Advisor for performing the following kinds of services (but this list should not be viewed as exclusive of other similar services): services primarily intended to result in the sale of the Fund’s shares ("distribution services"), including, but not limited to:  (a) making payments, including incentive compensation, to agents for and consultants to the Advisor, any affiliate of the Advisor or the Trust, including pension administration firms that provide distribution and shareholder related services and broker-dealers that engage in the distribution of the Fund’s shares; (b) making payments to persons who provide support services in connection with the distribution of the Fund’s shares and related servicing of the Fund’s shareholders, including, but not limited to, personnel of the Advisor, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agency or other servicing arrangements; (c) formulating and implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (e) preparing, printing and distributing sales literature pertaining to the Fund; and (f) obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable.  Such services and activities shall be deemed to be covered by this Plan whether performed directly by the Advisor or by a third party.

3. Periodic Reporting.   The Advisor shall prepare reports for the Board on a quarterly basis showing amounts paid to the various Firms pursuant to this Plan with respect to the Fund, and any other related agreement, the purpose of such expenditure, and such other information as from time to time shall be reasonably requested by the Board in order to enable the Board to  make an informed determination of whether the Plan should be continued as to the Fund.

4. Continuance.  The Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of such class.

           5. Termination.  The Plan may be terminated at any time with respect to any share class without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of that class. The Distribution Coordination Agreement under the Plan may be likewise terminated on sixty (60) days' written notice.  Failure to renew the Plan on an annual basis within 15 months of its last prior renewal (or approval date) shall also constitute termination of the Plan.  Assignment of the Distribution Coordination Agreement will automatically terminate it.  Once either the Plan or the Distribution Coordination Agreement is terminated, no further payments shall be made under the Plan relating to the Fund with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward Distribution Expenses as of the date of termination.

 6. Amendment.  The Plan and the Distribution Coordination Agreement may not be amended to materially increase the amount to be paid to the Advisor by the Fund for distribution services without the vote of a majority of the outstanding voting securities of that class.  All material amendments to this Plan and the Distribution Coordination Agreement must in any event be approved by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the Act.

7. Selection of Non-Interested Trustees.   So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons.

8. Recordkeeping.  The Trust will preserve copies of the Plan, the Distribution Agreement, and all reports made pursuant to Paragraph 3 and 6 above: (i) for a period of not less than six (6) years from the date of the Plan, the Distribution Agreement, or any such report and (ii) for the first two (2) years in an easily accessible place.

9. Limitation of Liability.  Any obligation of the Fund hereunder shall be binding only upon the assets of Advisor Class shares of the Fund and shall not be binding on any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Board or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any Trustee or upon any shareholder.

10. Definitions.  The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

11. Severability; Separate Action.  If any provision of the Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of the Plan shall not be affected thereby.  Action shall be taken separately for the Advisor Class shares as the Act or the rules thereunder so require.

Adopted:  December 4, 2008

INVESTMENT MANAGERS SERIES TRUST

Distribution Coordination Agreement

Victoria 1522 Investments, LP
244 California St. Suite 610
San Francisco, CA 94111

Ladies and Gentlemen:

This Distribution Coordination Agreement (“Agreement”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Company Act”) by Investment Managers Series Trust (the “Trust”), on behalf of the following series of the Trust: Victoria 1522 Fund Advisor Class (the “Fund”), and is governed by the terms of the Trust’s Share Marketing Plan pursuant to Rule 12b-1 (the “Plan”).

The Plan has been approved by a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.  Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Trustees and in light of the Trustees' fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

I. To the extent you, in your capacity as the Distribution Coordinator pursuant to this Agreement, provide eligible shareholder services of the type identified in the Plan to the Fund, we shall pay you a monthly fee based on the average net asset value of the Fund.

II. In no event may the aggregate annual fee paid to you pursuant to the Plan with respect to the Fund exceed .25% of the value of the net assets of the Fund (determined in the same manner as the Fund uses to compute its net assets as set forth in its then-effective Prospectus), without approval by a majority of the outstanding shares of the Fund.

III.    You shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by you with respect to the Fund and the purposes for which such expenditures were made.

IV.    All communications to the Fund shall be sent to you, as Distribution Coordinator for the Fund, at the following address:

Chief Operating Officer
Victoria 1522 Investments, LP
244 California St. Suite 610
San Francisco, CA 94111

Any notice to you shall be duly given if mailed or telegraphed to you at your address as indicated in this Agreement.

V.    This Agreement may be terminated by us or by you, by the vote of a majority of the Trustees of the Trust who are Independent Trustees, or by a vote of a majority of the outstanding shares of the Fund, on sixty (60) days' written notice, all without payment of any penalty.  This Agreement shall also be terminated automatically in the event of its assignment by you or by any act that terminates the Plan.  If this Agreement is terminated your ability to receive fees under the Plan shall be limited as provided for in the Plan.

VI.   The provisions of the Plan insofar as they relate to you are incorporated herein by reference.

This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

INVESTMENT MANAGERS SERIES TRUST

By:
Authorized Officer

Agreed and Accepted:

VICTORIA 1522 INVESTMENTS, LP
(Distribution Coordinator)

By
Authorized Officer